EXHIBIT 23.1

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our report dated February 16, 2007 (November 8, 2007 for note 15) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the Company's financial statements discussed in Note 15), accompanying the consolidated financial statements included in the Annual Report of Zones, Inc. on FORM 10-K/A for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Zones, Inc. on Form S-8 (File Nos. 333-87255, 333-110750, and 333-114945).

Seattle, Washington
November 8, 2007